Exhibit 10.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED MCEWEN MINING INC.

EQUITY INCENTIVE PLAN

This Amendment to the Amended and Restated McEwen Mining Inc. Equity Incentive Plan dated March 27, 2015 (“Amendment”) is adopted effective April 16, 2021 by McEwen Mining Inc. (the “Company”).

WHEREAS, the Amended and Restated McEwen Mining Inc. Equity Incentive Plan (“Plan”) was adopted by the Company effective March 27, 2015 to, among other things, increase the number of shares reserved for issuance under the Plan to 17,500,00 shares, as set forth in Section 4.1 of the Plan; and

WHEREAS, the shareholders of the Company approved the Plan, including the increase in the number of shares available to be issued thereunder, on May 28, 2015; and

WHEREAS, the Company’s Board of Directors (“Board”), by resolution dated April 16, 2021, recognized that the number of shares presently reserved for issuance under the Plan has been almost entirely extinguished due to previous grants and that it in the best interests of the Company and its shareholders to increase the number of shares reserved for issuance under the Plan by 12,500,000, to a total of 30,000,000 shares in order to provide the Company with flexibility to make additional grants under the Plan, and to extend the termination date of the Plan as set forth in Article XVI thereof to April 15, 2031 to avoid the expense of having to adopt another amendment prior to the expiration date in 2025; and

WHEREAS, the Board has recommended to the Company’s shareholders that this Amendment be adopted by the shareholders to approve the changes adopted by the Board as required by applicable law.

NOW THEREFORE, the Plan is hereby amended as set forth below, such Amendment to be effective immediately, subject to approval of the shareholders at a duly convened meeting thereof as soon as practical:

A.	Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

Number of Shares. As of April 16, 2021, the maximum aggregate number of Shares issuable under the Plan pursuant to Awards shall be increased by 12,500,000, for a maximum of 30,000,000 Shares.

Notwithstanding anything to the contrary contained herein, no Award granted hereunder shall become void or otherwise be adversely affected solely because of a change in the number of Shares of the Company that are issued and outstanding from time to time, provided that changes to the issued and outstanding Shares may result in adjustments to outstanding Awards in accordance with the provisions of this ARTICLE IV. The maximum number of Shares that may be issued under Incentive Options is 30 million Shares. The Shares may be either authorized and unissued Shares or previously issued Shares acquired by the Company. Such maximum numbers may be increased from time to time by approval of the Board and by the shareholders of the Company if, in the opinion of counsel for the Company, shareholder approval is required. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

B.	ARTICLE XVI of the Plan is hereby amended to read in its entirety as follows:

DURATION OF THE PLAN Unless sooner terminated by the Board of Directors, the Plan shall terminate at the close of business on April 15, 2031 and no Option, Restricted Stock Award, Stock Bonus, other Award or Stock shall be granted, or offer to purchase Stock made, after such termination. Options, Restricted Stock Awards, and other Awards outstanding at the time of the Plan termination may continue to be exercised, or become free of restrictions, or paid, in accordance with their terms.

C.	With the foregoing exceptions, the remaining provisions of the Plan shall remain unchanged unless otherwise amended in accordance with the terms thereof.

IN WITNESS WHEREOF, the Company has cause this Amendment to be executed by its duly authorized representative, effective this 16th day of April 2021.

MCEWEN MINING INC.,
a Colorado corporation

By:	/s/ Carmen Diges
Name:	Carmen Diges
Title:	General Counsel and Secretary